Exhibit 10.1

Veeva Systems Inc.

Non-Employee Director Compensation

Effective June 13, 2018

Each non-employee member of the Board of Directors (the “Board”) of Veeva Systems Inc. (“Veeva”) receives an annual cash retainer of $50,000, paid in quarterly installments.

Non-employee members of the Board also receive issuances of RSUs under Veeva’s 2013 Equity Incentive Plan on the date of Veeva’s annual meeting of stockholders. Such annual grants are valued on the date of grant and vest quarterly over one year. On the date of each annual meeting of stockholders, each non-employee director who is serving on the Board as of such date will be issued RSUs valued at $200,000 of Veeva’s Class A common stock. In addition, the non-executive chairman or lead independent director will receive an additional issuance of RSUs valued at $50,000 of Veeva’s Class A common stock.

Non-employee members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are issued RSUs as follows.

•	Audit Committee
o	Members: RSUs valued at $25,000
o	Chair: RSUs valued at $50,000
•	Compensation Committee
o	Members: RSUs valued at $12,500
o	Chair: RSUs valued at $25,000
•	Nominating and Governance Committee
o	Members: RSUs valued at $5,000
o	Chair: RSUs valued at $12,500

New non-employee directors will receive cash and equity compensation on a pro-rated basis to coincide with the annual director compensation period, which begins in the month of Veeva’s annual meeting of stockholders.

Veeva also reimburses non-employee directors for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.